Date: January 4, 2005

MC SHIPPING INC.

- and -

MUNIA MOBILIENGESELLSCHAFT MBH & CO. KG

AGREEMENT

THIS AGREEMENT is made as of 4th January 2005

BETWEEN

(1)	MC SHIPPING INC, a company incorporated in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (“MC”); and

(2)	MUNIA MOBILIENGESELLSCHAFT MBH & CO. KG, whose registered office is at Tolzer Str.15 82031 Grunwald (the “Owner”).

BACKGROUND

(A)
WHEREAS MC will procure the sale of the Vessels by the Sellers (being MC’s four wholly owned subsidiaries) to the Owner on the terms set out in the Memoranda of Agreement dated 29th December 2004 with the Owner. Copies of the Memoranda of Agreement are annexed hereto at Schedule 1.

(B)
WHEREAS by a loan agreement dated January 4th, 2005 and made between (i) the Owner as borrower and (ii) Danmarks Skibskreditfond as lender (the“ Lender”) it was agreed that the Lender would make available to the Owner a facility of up to US $18,000,000.

(C)	WHEREAS the execution and delivery to the Owner of this Agreement is one of the conditions precedent to the availability of the facility under the Loan Agreement.

(D)	WHEREAS MC has agreed to provide the Guarantees in the terms set out herein.

(E)	WHEREAS MC and the Owner have agreed to provide the undertakings in the terms set out herein.

(F)
WHEREAS as more particularly provided for in the entry agreement between MC and other shareholders of the Owner (the “Entry Agreement”), MC will participate in the equity of the Owner as to a total of USD 4 million (the “MC Equity”).

(G)	WHEREAS the partnership Agreement between MC and other shareholders of Owner (the “Partnership Agreement”) sets out the Parties’ agreement with regard inter alia to the MC Equity.

(H)
WHEREAS the Vessels were due to be delivered to the Owner on 3rd January 2005 (the “Delivery Date”) and the Charterer will effect payment of hire due for January 2005 under the Current Charters to the Sellers on or about 10th January 2005 (the “ Hire”).

WHEREAS in consideration of the foregoing the Parties have agreed as follows;

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Construction of certain terms

In this Agreement:

“Annual Opex Assessment” means the annual assessment to be made by the Owner and MC in conjunction with the Managers as to any Opex Shortfall, Opex Additional Shortfall, Opex Surplus or Opex Additional Surplus in the respective calendar year and for the Vessels taken together. For the avoidance of doubt, if the Expiry Date of a Vessel falls within a calendar year, the respective Vessel shall be considered in the assessment merely for the time period until its Expiry Date.

“Charterer” mean A.P Moeller Maersk A/S chartering the Vessels from the Owners pursuant to the Charters as more particularly described in Schedule 2.

“Charter Periods” mean the time periods from the actual delivery date of each Vessel pursuant to the Memoranda of Agreement until: 15th May 2009 (“Maersk Barcelona”); 1st February 2009 (“Ankara”); 1st September 2008 (“Maersk Brisbane”) and 1st February 2008 (“Maersk Belawan”) less the number of days (up to 110 days), the Charterer elects to redeliver the respective Vessel prior to such dates.

“Charters” mean the charterparties of the Vessels as novated between the Owner and the Charterer as more particularly described in Schedule 2.

“Current Charters” means the charters currently in force between the Sellers and the Charterer.

“Charter Hire” means the net charter hire under the Charters in the amount of USD 8.531,25 per Vessel per day.

“Delivery Date” is as defined in Recital H above

“Expiry Date” is the date on which the Guarantees for any of the Vessels cease according to paragraph 12.

“Final Opex Assessment” means the final assessment to be made by the Owner and MC in conjunction with the Managers within one month after the last Expiry Date of the Vessels, as to any Opex Shortfall, Opex Additional Shortfall, Opex Surplus or Opex Additional Surplus in the period between actual delivery of the Vessels pursuant to the MOAS and the Expiry Dates of the respective Vessels and for the Vessels taken together.

“Fixed Guarantee Fee“ means the fixed guarantee fee per Vessel per day as set out in column (c) of Schedule 3 to be paid by Owner on a monthly basis to MC until the Expiry Date of the respective Vessel.

“Guarantees” means the guarantees of MC to the Owner as set out in paragraph 2 and 3 below.

“Charter Guarantee” means the guarantee of MC to the Owner as set out in paragraph 3 below.

“Guarantee Payments” means the sum of all payments made by MC to Owner under the Charter Guarantee.

“Hire” is as defined in Recital H above.

“Loan Agreement” is defined in Recital B above.

“Managers” mean V. Ships (Germany) GmbH & Co. KG.

“MOAS” mean the contracts for the sale of the Vessels by the Sellers to the Owner as attached at Schedule 1

“Monthly Assessment” means the monthly assessment of the surplus, if any, (the “Monthly Surplus”) calculated on the basis of the difference between the Estimated Opex and the Budgeted Opex in the current month, such assessment to be made by the Owner and MC in conjunction with the Managers within 3 working days upon receipt by the Owner of the hire under the Charters for the current month. For the avoidance of doubt, if the Expiry Date of a Vessel falls within the respective month, the respective Vessel will be considered in the assessment merely for the time period until its Expiry Date.

“Actual Opex” mean the actual operating costs for the Vessels including, but not limited to any expenses arising out of or in connection with the operation of the Vessel, drydocking expenses, repair expenses, third party liability expenses and management fees, but excluding any operating costs covered and paid by insurers or third parties.

“Budgeted Opex” mean the budgeted operating costs for each Vessel including, but not limited to any expenses arising out of or in connection with the operation of the Vessel, drydocking expenses, repair expenses, third party liability expenses and management fees, but excluding any operating costs covered and paid by insurers or third parties as agreed from time to time between the Owners and the Managers and as discussed with MC. The Budgeted Opex for the year 2005 is set out in column (a) of Schedule 3.

“Estimated Opex” mean the estimated operating costs for each Vessel including, but not limited to any expenses arising out of or in connection with the operation of the Vessel, drydocking expenses, repair expenses, third party liability expenses and management fees, but excluding any operating costs covered and paid by insurers or third parties as set out in column (b) of Schedule 3.

“Off-Hire” means any time period under the Charters, for which the Charterer does not pay charter hire.

“Opex Shortfall” means the sums if any up to a maximum amount of USD 500 per Vessel per day by which the Actual Opex exceed the Estimated Opex.

“Opex Additional Shortfall” means the sums if any in excess of USD 500 per Vessel per day by which the Actual Opex exceed the Estimated Opex.

“Opex Surplus” means the sums if any up to a maximum amount of USD 100 per Vessel per day by which the Actual Opex fall below the Estimated Opex.

“Opex Additional Surplus” means the sums if any in excess of USD 100 per Vessel per day by which the Actual Opex fall below the Estimated Opex.

“Parties” mean the Owner and MC.

“Party” means either of the Parties.

“Right of First Refusal” means the irrevocable right of MC to be granted first right of refusal to purchase the Vessels or any of them from the Owner should the Owner decide to sell the Vessels or any of them at any time during the Charter Periods, at a price offered by third party buyers. Further, in the event that the Owner does not wish to continue to own and operate the Vessels or any of them beyond the respective Vessel’s special survey date MC shall have the right to buy the respective Vessels at a price offered by third party buyers including, but not limited to scrap yards, and thereafter MC shall be at liberty to continue with the operation of the Vessels or to seek third party buyers at its own discretion.

“Right to Monitor” means the right of MC to monitor the Vessels’ operations and in particular the level of operating expenses.

“Sellers” mean the MC subsidiaries which are selling the Vessels to the Owner pursuant to the MOAS.

“Vessels” mean the vessels, details of which are set out in the Definition of Charter Period above.

“Vessel” means any of the Vessels as the context admits.

2.	OPEX GUARANTEE

2.1	MC unconditionally and irrevocably warrants, guarantees and undertakes to the Owner

(a)	to pay to the Owner the Opex Shortfall if any upon first written request, and
(b)	to pay to the Owner the Opex Additional Shortfall if any.

2.2	The Owner undertakes to pay to MC following the Final Opex Assessment 25 % of the Opex Additional Shortfall if any.

3.	CHARTER GUARANTEE

3.1
MC unconditionally and irrevocably warrants, guarantees and undertakes to Owner to pay to the Owner the Charter Hire for any period, (i) in which any of the Vessels is Off-Hire for whatever reason (including but not limited to drydocking periods) and (ii) following an extraordinary termination of a Charter, always excluding in both (i) and (ii) any such event arising as a consequence of the Charterer’s insolvency, administration, receivership or equivalent or if the Charterer is unable to pay its debts as they fall due.

4.	MC LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR

4.1	Principal and independent debtor

MC shall be liable under the Guarantees as a principal and independent debtor and accordingly it shall not have, as regards the Guarantees any of the rights or defences of a surety.

4.2	No limit on number of demands.

The Owner may serve more than one demand under the Guarantees such demand or demands to be made by written notice to MC.

5.	EXPENSES

5.1	Costs of preservation of rights, enforcement etc.

MC shall pay to the Owner on its demand the amount of all expenses incurred by the Owner in connection with any matter arising out of the Guarantees.

6.	GUARANTEE FEE/PAYMENTS

6.1	As remuneration for the granting of the Guarantees, the Owner shall pay to MC the following amounts:

6.1.1	within 3 working days upon receipt by the Owner of the hire under the Charters for the current month

(a)	the Fixed Guarantee Fee

6.1.2	following a Monthly Assessment

(a)	the Monthly Surplus, if any,

6.1.3	following an Annual Opex Assessment:

(a)	the Opex Surplus, if any; and

(b)	the Opex Additional Surplus, if any

6.1.4	following the Final Opex Assessment:

(a)	the Opex Surplus, if any, and

(b)	75% of the Opex Additional Surplus if any and

(c)	the Guarantee Payments, if any, up to a maximum amount of 25 % of the Opex Additional Surplus.

6.1.5
MC shall give the Owner credit for the receipt of any Monthly Surplus in the Annual Opex Assessment and Final Opex Assessment, and for the receipt of any funds pursuant to the Annual Opex Assessments in the Final Opex Assessment, and if applicable shall effect repayments if balances are due and owing to the Owner.

7.	MUTUAL UNDERTAKING

MC and the Owner mutually undertake to each other to ensure that each of the Monthly Assessment, Annual Opex Assessment and Final Opex Assessment is concluded in a timely fashion and with full mutual cooperation.

8.	ADDITIONAL OWNERS UNDERTAKING

8.1	MC shall be granted the right to discuss together with the Managers and the Owner the Budgeted Opex.

8.2	MC shall be granted the Right to Monitor.

8.3	MC shall be granted the Right of First Refusal.

9.	ADDITIONAL MC UNDERTAKING

9.1	MC irrevocably warrants and undertakes to the Owner as follows:

9.1.1
To procure the remittance to the Owner of a sum equivalent to the Hire upon receipt of the Hire by the Sellers from the Charterer under the Current Charters such Hire to be suitably apportioned to take account of the actual date of delivery of the Vessels to the Owner pursuant to the MOA, and

9.1.2
To pay to the Owner a sum equivalent to USD 2335 per day per Vessel in the event that the Vessels are not delivered by the Sellers to the Owner on the Delivery Date such payment to be effected within 5 banking days of the actual delivery of the Vessels.

10.	PAYMENTS

10.1	Method of payments

Unless stated otherwise, any amount due under this Agreement (including but not limited to the Guarantees) shall be paid:

(a)	in immediately available funds;

(b)	to such account as the receiving Party may from time to time notify to the other Party;

(c)	without any form of set-off, cross-claim or condition; and

(d)	free and clear of any tax deduction except a tax deduction which the paying Party is required by law to make.

10.2	Grossing-up for taxes

If a Party (the “Paying Party”) making any payment to the other Party (the “Receiving Party”) hereunder is required by law to make a tax deduction, the amount due shall be increased by the amount necessary to ensure that the Receiving Party receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received. The Parties will make all reasonable efforts to avoid or reduce any tax deductions and to allot any benefits derived from such tax deduction to the Party bearing the increased amount.

11.	INTEREST

11.1	Accrual of interest

Any amount due under this Agreement (including but not limited to the Guarantees) shall carry interest at a commercial rate after the second Business Day following the date on which the relevant Party demands payment of it until it is actually paid.

12.	TERMINATION OF THE GUARANTEES

12.1
The liability of MC in respect of the Guarantees shall cease forthwith in the event (the “Loss Cessation”) that any Vessel becomes an actual total and/or constructive loss and/or a compromised and/or commercial loss (the “Lost Vessel”) and recovery in respect of the Lost Vessel is made by or on behalf of the Owner from the relevant underwriter or insurers save that such Loss Cessation shall only be in respect of the Lost Vessel. The effective date for the Loss Cessation shall be the date of the actual total and/or constructive loss and/or a compromised and/or commercial loss of the Lost Vessel.

12.2
The liability of MC in respect of the Guarantees shall cease at the end of a Charter Period for the respective Vessel and at the date of the sale of the respective Vessel (delivery of the Bill of Sale). The Guarantees shall only cease with respect to the respective Vessel.

13.	REPRESENTATIONS AND WARRANTIES

13.1	General

The Parties mutually represent and warrant to each other as follows.

13.2	Status

The Parties are duly incorporated and validly existing under (in the case of MC) the laws of Liberia and (in the case of the Owner) Germany.

13.3	Corporate power

Each Party has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute this Agreement; and

(b)	to make all the payments contemplated by this Agreement.

13.4.	No conflicts

The execution by this Agreement will not involve or lead either Party to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of either Party; or

(c)	any contractual or other obligation or restriction which is binding on either Party or any of its assets.

13.5	No litigation

No legal or administrative action involving either Party has been commenced or taken or, to each Party’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on that Party’s financial position or profitability.

14.	NOTICES

14.1	Notices to the Parties
Any notice or demand to the Parties under or in connection with this Agreement shall be given by letter, fax or telex at:

(1)	MC

MC Shipping Inc.
L’Aigue Marine
24 Ave de Fontvieille
P O Box 628
MC 98013 Monaco Cedex
Fax No: 00 377 92 059416

or to such other address which MC may notify to the Owner.

(2)	Owner

MUNIA Mobiliengesellschaft mbH & Co. KG
Tölzer Str. 15
82031 Grünwald
Fax No: 0049 89 641 43 220

or to such other address which the Owner may notify to MC.

15.	ASSIGNMENT

MC hereby acknowledges and agrees that the Owner may assign any of its rights under this Agreement, including but not limited to the Guarantees, to the Lender.

16.	GOVERNING LAW AND JURISDICTION

16.1	English law

This Guarantee shall be governed by, and construed in accordance with, English law and the High Court in London shall have exclusive jurisdiction over all and any disputes arising under this Agreement.

16.2	Process agent.

(a)
MC Shipping irrevocably appoints Marine Legal Services Limited at its registered office for the time being, currently at Gate House, 1 Farringdon Street, London EC4M 7NS, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

(b)
The Owner irrevocably appoints Michael Lloyd and Co currently at 5-7 St. Helen's Place London EC3A 6AU to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement

THIS AGREEMENT has been entered into with effect from the date stated at the beginning of this Agreement.

EXECUTION PAGE

SIGNED by	)
for and on behalf of	)
MC SHIPPING INC.	)
in the presence of:	)

SIGNED by	)
for and on behalf of MUNIA	)
MOBILIENGESELLSCHAFT	)
MBH & CO. KG	)
in the presence of:	)

SCHEDULE 2

1)
Charter Party dated 25th August 1998 for m.v. “Maersk BARCELONA” between Urbana Shipping Ltd. Bahamas and Aktieselskabet Dampskibsselskabet Sevendborg and Dampskipsselskabet af 1912, Aktieselskab (today: A.P. Moeller - Maersk A/S)

as amended by addenda 1 - 10.

2)
Charter Party dated 25th August 1998 for m.v “Maersk BAHRAIN” (today: “ANKARA”) between Gulfport Shipping Ltd. Bahamas and Aktieselskabet Dampskibsselskabet Sevendborg and Dampskipsselskabet af 1912, Aktieselskab (today: A.P. Moeller - Maersk A/S)

as amended by addenda 1 - 10.

3)
Charter Party dated 25th August 1998 for m.v. “Maersk BRISBANE” between Kaplan Shipping Co. Ltd. Bahamas and Aktieselskabet Dampskibsselskabet Sevendborg and Dampskipsselskabet af 1912, Aktieselskab (today: A.P. Moeller - Maersk A/S)

as amended by addenda 1 - 10.

4)
Charter Party dated 25th August 1998 for m.v. “Maersk BELAWAN” between Kokomo Shipping Co. Ltd. Bahamas and Aktieselskabet Dampskibsselskabet Sevendborg and Dampskipsselskabet af 1912, Aktieselskab (today: A.P. Moeller - Maersk A/S)

as amended by addenda 1 - 10.

SCHEDULE 3
	a	b	c

Year	Budgeted OPEX	Estimated OPEX	Fee MC Shipping

	p.d.	p.d.
M/V "Maersk Belawan"
2005	4,639.00	4,639.00	137.00
2006		4,494.00	211.00
2007		4,584.00	241.00
2008		4,676.00	259.00

M/V "ANKARA"
2005	4,406.00	4,406.00	137.00
2006		4,494.00	211.00
2007		4,584.00	241.00
2008		4,676.00	259.00
2009		4,770.00	171.00

M/V "Maersk Brisbane"
2005	4,406.00	4,406.00	137.00
2006		4,494.00	211.00
2007		4,584.00	241.00
2008		4,676.00	259.00

M/V "Maersk Barcelona"
2005	4,406.00	4,406.00	137.00
2006		4,494.00	211.00
2007		4,584.00	241.00
2008		4,676.00	259.00
2009		4,770.00	171.00

Definitions

Budgeted OPEX are OPEX as per agreed 2005 budget

Estimated OPEX are the OPEX guaranteed by MC Shipping